Wyoming Secretary of State State Capitol Building, Room 110 200 West 24!h Street Cheyenne, WY 82002-0020 Ph. 307.777.7311 Fax 307.777.5339 Email: business@state.wy.us	For Official Use Only

Profit Corporation
Articles of Amendment by Board of Directors or Incorporators

1. Corporation name:

Lux Digitial Pictures, Inc.

Articie(s)	III and IV	is amended as follows:

Article III
The Company is authorized to issue up to 10,000,000 shares of preferred stock. Once issued . this stock may be convertible on 10 to 1 basis into common stock so long as the shares are held for a minimum of two (2) years. Article IV
Preferred Stock in this section shall be increased by 5.000,000 shares to 10,000,000 shares

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself are:

4. Date of each amendment's adoption:	06/01/2008
(Date - mm,ddivyyy)

5. Check one box only. The amendment was adopted by:

☑ The Board of Directors
OR
☐ The Incorporators

6. This amendment was adopted without shareholder action and shareholder action was not required.

Date:	06/01/2008
(mm/dd'yyyy)		Signature:	_____________________________________
		Print Name:	Ingo Jucht
		Title:	Chairman of the Board of Directors
Contact Person:	Jillian Sidoti

Daytime Phone Number;	(213) 840-4656	Email:	jillian@jilliansidoti.com

 Checklist
☑Filing Fee: $50.00 Make check or money order payable to Wyoming Secretary of State.
☑The Articles of Amendment maybe executed by the Chairman of the Board, President or another of its officers.
☑Please submit one originally signed document and one exact photocopy of the filing.

P-AmendmentBoard-Incorporators - Revised 2/2009